UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

(Amendment No.             )

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PHI, Inc.

(Name of Registrant As Specified In Its Charter)

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PHI, Inc.

2001 SE Evangeline Thruway

Lafayette, Louisiana 70508

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 8, 2014

To the Holders of Voting Common Stock of PHI, Inc.:

The 2014 Annual Meeting of Shareholders of PHI, Inc. (“PHI”) will be held at Lafayette Hilton & Towers (Willow Room), 1521 West Pinhook Road, Lafayette, Louisiana, on Thursday, May 8, 2014, at 8:00 a.m., local time, to:

1.  Elect directors.

2.  Ratify the appointment of Deloitte & Touche, LLP as PHI’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

3.  Transact such other business as may properly be brought before the meeting or any adjournments thereof.

Holders of record of PHI’s voting common stock at the close of business on April 10, 2014 are entitled to notice of and to vote at the meeting.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors,

Trudy P. McConnaughhay Secretary

Lafayette, Louisiana

April 18, 2014

Important Notice Regarding the Availability of materials for the Annual Meeting to be held on May 8, 2014: The Company’s Information Statement and Annual Report to Shareholders for the fiscal year ended December 31, 2013 are available at www.materials.proxyvote.com/69336T.

PHI, Inc.

2001 SE Evangeline Thruway

Lafayette, Louisiana 70508

INFORMATION STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

May 8, 2014

This Information Statement is furnished to holders of voting common stock (“Voting Stock”) of PHI, Inc. (“PHI” or the “Company”) at the direction of its Board of Directors (the “Board”) in connection with the Annual Meeting of Shareholders of PHI (the “Meeting”) to be held on May 8, 2014, at the time and place set forth in the accompanying notice and at any adjournments thereof.

Holders of record of Voting Stock at the close of business on April 10, 2014 are entitled to notice of and to vote at the Meeting. On that date, PHI had outstanding 2,905,757 shares of Voting Stock, each of which entitles the holder to one vote with respect to each matter properly brought before the Meeting, and 12,576,154 shares of non-voting common stock (“Non-Voting Stock”), none of which entitles the holder to vote at the Meeting.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

At the Meeting, the shareholders will vote upon (i) the election of directors and (ii) the ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Al A. Gonsoulin, our Chairman of the Board and Chief Executive Officer, holds more than a majority of PHI’s outstanding Voting Stock, and his vote alone is sufficient to decide all matters to be voted on at the Meeting. Mr. Gonsoulin has informed PHI that he intends to vote all of his shares for (i) the election of the six persons identified below under the heading “Election of Directors,” each of whom has been re-nominated to serve on our Board, and (ii) the ratification of the appointment of Deloitte & Touche, LLP, which is discussed further below under the heading “Relationship with Registered Independent Public Accountants.” As a result, the outcome of those votes is assured, no matter how the other holders of Voting Stock vote their shares.

This Information Statement is first being mailed to shareholders on or about April 18, 2014. The cost of preparing and mailing the statement will be borne by PHI. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the material to their principals, and PHI will, upon request, reimburse them for their expenses in so doing.

ELECTION OF DIRECTORS

Pursuant to our Amended and Restated By-Laws (the “By-laws”), our Board has established the number of directors constituting the Board, and to be elected at the Meeting, at six. Listed below are the six persons we have nominated to be re-elected to the Board. In the unanticipated event that one or more of these nominees should decline or become unable to stand for election as a director at the Meeting, our By-laws provide that the number of authorized directors will be reduced automatically by the number of such nominees unless our Board, by a majority vote of the entire Board, selects an additional nominee.

Nomination of Directors; Communications with our Board

Our Board does not have a nominating committee or other committee performing similar functions. The Marketplace Rules of the NASDAQ Stock Market (“NASDAQ “) provide that a “controlled company” is exempt from having its director nominees selected by a nominating committee. A controlled company is defined, in part, as a company of which more than 50% of the voting power is held by an individual. As Mr. Gonsoulin owns over 50% of the Company’s Voting Stock, PHI is a “controlled company” within the definition of the NASDAQ Marketplace Rules, and our Board believes that it is appropriate for PHI not to have a nominating committee. Our full Board does, however, approve all nominees, and a shareholder who wishes for our Board to consider an individual as a director nominee should communicate that desire in writing to the Chairman of the Board at the Company’s address. Similarly, a shareholder who wishes to communicate with our Board on any other subject should direct such communication to the Secretary of the Company at the Company’s address. The Secretary will be responsible for disseminating all such communications to our Board, or to a specific member of our Board, as appropriate, depending on the facts described in such communication.

In addition to suggesting candidates to our Board, shareholders may nominate candidates directly by following the Board nomination procedure set forth in our By-laws. Under this procedure, a shareholder wishing to make a nomination must provide written notice to the Company’s Secretary containing all information about the proposed nominee required by Regulation 14A under the Securities Exchange Act of 1934 and our By-laws, including his or her name, age, business and residence address, principal occupation or employment, class and number of shares beneficially owned and entitled to vote at the meeting, and such nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected. Also, the shareholder must include his or her own name, address, and class and number of shares beneficially owned and entitled to vote at the meeting. Upon receipt of a shareholder’s nomination, our Secretary will appoint two independent inspectors to determine whether these procedures were satisfied. To be timely, a shareholder’s notice must be addressed to the Secretary and received by us not less than 45 nor more than 90 days before the meeting. If we provide less than 55 days notice of the meeting, that deadline is extended until the close of business on the 10th day following the date notice was given. We may disregard any nomination that fails to comply with the procedures specified in our By-laws.

Our Board identifies potential nominees for director, other than current directors standing for re-election, through business and other contacts. Our Board does not have a formal policy with regard to the consideration of director candidates nominated by our other shareholders. While there are no minimum qualifications a nominee must meet, our Board primarily considers a nominee’s business experience, career positions held and particular areas of expertise and whether the nominee and would contribute to the diversity of experience and skills of our Board as a whole.

Although we do not have a history of receiving director nominations from shareholders, our Board envisions that it would evaluate any such candidate on the same terms as other proposed nominees, but would place a substantial premium on retaining incumbent directors who are familiar with our management, operations, business, industry, strategies and competitive position, and who have previously demonstrated a proven ability to provide valuable contributions to the Board and PHI.

Information about our Directors

The following table sets forth certain information as of April 10, 2014, with respect to each candidate nominated to stand for re-election to the Board. Each of these director nominees was recommended by our Chairman of the Board, and approved by the full Board. The information below includes the specific experience, qualifications, attributes or skills that led to the conclusion that the person should continue to serve as a director, and includes any directorships of public companies held during the past five years. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. Our Board has determined, using criteria established by NASDAQ and the Securities and Exchange Commission (the “SEC”), that each director nominee other than Messrs. Bospflug and Gonsoulin is independent.

Name and Age	Principal Occupation or Position	Year First Became a Director
Al A. Gonsoulin, 71	Chairman of the Board and Chief Executive Officer of PHI	2001
Lance F. Bospflug, 59	President and Chief Operating Officer of PHI	2001
Didier Keller, 68	Consultant	2011
C. Russell Luigs, 81	Consultant	2002
Richard H. Matzke, 77	Consultant	2002
Thomas H. Murphy, 59	Member, Murco Oil & Gas, LLC (oil & gas production and investments)	1999

MR. AL A. GONSOULIN, Chairman and Chief Executive Officer of PHI, has been Chairman since September 2001, when he acquired a controlling interest in PHI. He was appointed Chief Executive Officer of PHI following the resignation of Mr. Lance Bospflug in May 2004. Prior to joining PHI, Mr. Gonsoulin was President of Sea Mar, a division of Nabors Industries.

Mr. Gonsoulin has spent his career working in the oil and gas industry worldwide. He is well acquainted with both major and independent drilling and production companies. He founded Sea Mar, a vessel company serving the offshore oil and gas industry worldwide, which he later sold. Mr. Gonsoulin’s experience is and has been essential to the positioning of PHI for long-term performance.

MR. LANCE F. BOSPFLUG joined PHI in October 2000 as President and was appointed Chief Executive Officer in August 2001. Before joining PHI he was Chief Financial Officer, and from 1999 to 2000 Chief Executive Officer, of T.L. James & Company, Inc. Mr. Bospflug resigned as President and Chief Executive Officer of PHI in May 2004, and was self-employed until August 2008 when he was employed by PHI for special projects, reporting directly to Mr. Gonsoulin. On February 23, 2009, Mr. Bospflug was appointed Chief Operating Officer, and effective April 1, 2010, he was appointed President.

Mr. Bospflug has significant leadership experience at the Company, providing him with a comprehensive knowledge of our business and industry, and was also Chief Executive Officer at T.L. James & Company, a construction company performing various highway and bridge construction projects. His experience as a chief financial officer also gives him a strong background in financial and accounting matters. Mr. Bospflug’s career has provided the managerial, strategic, and financial experience necessary to develop and execute our strategic plans.

MR. DIDIER KELLER served as Chief Executive of SBM Offshore N.V., a Dutch public company serving the offshore oil and gas industry on a global basis by supplying engineered products, vessels and systems, and offshore oil and gas production services, from 2004 until his retirement in May 2008. He joined SBM Offshore (formerly IHC Caland N.V.) in 1977, and during the next 31 years held positions of increasing responsibility in project management, business development, marketing, sales, and management, including serving as President of SBM Offshore’s American subsidiary from 1991 to 1994. Since May 2008, he has been engaged as an independent consultant in the oil and gas industry. Mr. Keller graduated from the civil engineering school ESTACA in Paris in 1969 and holds a PhD French equivalent degree in aeronautics.

Mr. Keller has significant experience in the global oil and gas industry. With experience as the chief executive of a foreign public company, and throughout the oil and gas industry, Mr. Keller brings significant operational, strategic, and financial experience to our Board and provides insights to an increasingly complex global business environment.

MR. C. RUSSELL LUIGS retired from GlobalSantaFe, Inc. in September 2002. He was President and Chief Executive Officer of Global Marine from the time he joined that company in 1977 until 1998. Prior to joining Global Marine, Mr. Luigs was President and Chief Operating Officer of U.S. Industries, which he joined as a petroleum engineer in 1957. He was also Chairman of the Board of Global Marine from 1982 until 1999, and Chairman of the Executive Committee of the Board of Global Marine from 1999 until its merger with Santa Fe International Corporation in 2001. He continued as Director of GlobalSantaFe until May 2005. Mr. Luigs became Compensation Committee Chairman in February 2013.

Mr. Luigs has had a career primarily in the offshore drilling industry and also has extensive experience throughout the oil and gas industry. Having been the Chief Executive Officer of Global Marine, a public company providing offshore drilling services primarily in the Gulf of Mexico, offshore West Africa and the North Sea, for over 20 years, he has a comprehensive understanding of the operational, financial and strategic issues affecting PHI. Mr. Luigs brings to our Board demonstrated ability at the most senior levels of a public company.

MR. RICHARD H. MATZKE retired from ChevronTexaco, Corp. in February 2002, where he had served as Vice Chairman of the Board since January 2000 and as a member of the Board since 1997. From November 1989 through December 1999, Mr. Matzke served as President of Chevron Overseas Petroleum Inc., where he was responsible for directing Chevron’s oil exploration and production activities outside of North America.

Mr. Matzke was employed by Chevron Corporation and its predecessors and affiliates from 1961 through his retirement in 2002. From 2002 to 2010 Mr. Matzke served as a director of LUKOIL, one of Russia’s largest oil companies with operations worldwide. Since his retirement from ChevronTexaco, he has provided consulting services to companies in the oil and gas industry.

Mr. Matzke’s extensive career with ChevronTexaco, a publicly-traded major international oil and gas company, provides operational, financial and strategic experience critical to addressing the issues affecting the Company. Mr. Matzke’s experience also brings to our Board a demonstrated ability at the most senior levels of a public company.

MR. THOMAS H. MURPHY has been a co-owner and the manager of Murco Oil and Gas LLC, a company with interests in oil and gas exploration and production onshore in the U.S., for the last ten years, among other interests. He is the former president of Murco Drilling Corporation, a U.S. onshore drilling contractor. He holds an MBA from Emory University and has completed the Stanford Law School Directors’ College Program for directors and senior executives of publicly traded companies. Mr. Murphy is a member of the National Association of Corporate Directors and he is a past member of Young Presidents’ Organization.

Mr. Murphy has been responsible for developing and implementing successful strategies for companies in the oil and gas industry, and has extensive experience addressing operational, financial and accounting matters. He has a deep understanding of the oil and gas industry and of issues facing public companies and their boards. Mr. Murphy also serves as Audit Committee Chairman.

Information about certain Executive Officers

The following table sets forth certain information as of April 10, 2014 with respect to our executive officers who do not serve on our Board.

Name and Age	Principal Position	Year First Became an Executive Officer
Trudy P. McConnaughhay, 54	Chief Financial Officer and Secretary(1)	2012
Richard A. Rovinelli, 66	Chief Administrative Officer, Director of Human Resources and Chief Compliance Officer(2)	1999
David F. Stepanek, 48	Director of Corporate Business Development(3)	2011

(1)

Mrs. McConnaughhay has served as Chief Financial Officer and Secretary since November 5, 2012. She previously served as Director of Special Projects, Finance from July 2012 to November 2012. Prior to joining PHI she served as Chief Financial Officer for Dynamic Industries International, L.L.C. from September 2011 until July 2012. Prior to joining Dynamic, she served as Vice-President/Principal Accounting Officer of Global Industries, Ltd. from October 2005 to September 2011, and held other previous positions within Global, including Director of Tax and Finance.

(2)

Mr. Rovinelli joined us in February 1999 as Director of Human Resources. Mr. Rovinelli was named our Chief Administrative Officer in December 1999 and our Chief Compliance Officer in May 2012. Mr. Rovinelli previously served as Manager, Human Resources for Arco Alaska, Inc., Headquarters Staff Manager, Human Resource Services, Arco Oil and Gas Company, as well as numerous other positions within Arco.

(3)

Mr. Stepanek became our Director of Corporate Business Development in January 2011. He previously served as Director of Special Projects from May 2010 until assuming his current position. Prior to joining PHI he served as Chief Marketing Officer for The Era Group from March 2007 until March of 2010. Prior to joining The Era Group, he spent nearly 20 years with Sikorsky Aircraft in various roles, including technical services, customer service, sales and marketing.

Meetings of the Board

During the year ended December 31, 2013, our Board held four meetings. Each incumbent director attended at least 75% of the aggregate number of Board and Committee meetings of which he was a member.

Our Board does not have a policy regarding Board member attendance at the annual shareholders meeting, but such meeting is normally held in conjunction with a regularly scheduled Board meeting in order to make attendance at both convenient. All Board members attended the 2013 annual meeting.

Board Committees

Our Board has an Audit Committee, whose current members are Messrs. Keller, Luigs, Matzke and Murphy (Chairman). This committee held four meetings during 2013.

The functions of the Audit Committee include:

•

Appoints (subject to shareholder ratification) the Company’s independent auditor, and is directly responsible for the compensation and oversight of the work of the independent auditor, who reports directly to the Audit Committee

•	Oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements

•	Oversees the independence of the Company’s independent auditor

•	Pre-approves all audit and permitted non-audit services provided by the independent auditor

•	Oversees the work of the internal audit department and the director of the internal audit department, who reports directly to the Audit Committee

•

Establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters

•	Reviews and approves all related party transactions

•	Performs the functions described in the Audit Committee Report included elsewhere in this information statement

•	Performs the other functions described in the committee’s charter

Because we are a “controlled company” within the definition of the NASDAQ Marketplace Rules, we are not required to have a compensation committee. Nevertheless, our Board has a Compensation Committee, whose current members are Messrs. Keller, Luigs (Chairman), Matzke, and Murphy. This committee met four times during 2013. Mr. Arthur J. Breault, Jr. served as Chairman of the Compensation Committee for several years prior to his retirement from our Board on February 28, 2013. Mr. Luigs was appointed Chairman of the Compensation Committee upon Mr. Breault’s retirement.

The functions of the Compensation Committee include:

•	Determines the compensation of our executive officers

•	Determines awards under our annual incentive plan

•	Determines awards under our Long-Term Incentive Plan

•	Engages its own independent compensation consultants

•	Reviews and recommends to the Board changes in significant benefit plans

•	Oversees our assessment of whether our compensation practices are reasonably likely to expose the Company to material risks

•	Performs the other functions described in the committee’s charter

The Audit Committee and Compensation Committee charters can be found at our web site: www.phihelico.com.

For the reasons discussed above under the caption “Nomination of Directors,” our Board does not have a nominating committee.

Board Leadership Structure

Our Board currently consists of six directors, four of whom have been determined to be independent under the criteria established by NASDAQ and the SEC. Mr. Gonsoulin serves as both Chairman of the Board and as Chief Executive Officer of the Company, which our Board believes is in the best interests of the Company and our shareholders. Mr. Gonsoulin has strong leadership abilities and possesses an in-depth knowledge of the issues and challenges facing the Company and our industries. Accordingly, we believe he is best positioned to direct our Board’s attention to the most appropriate matters. He also holds a majority of our Voting Stock, which we believe aligns his interests with those of the rest of our shareholders in most instances.

Our Board believes that our corporate governance practices establish an appropriate framework for our directors to provide independent, objective and effective oversight of management. Two-thirds of our directors are independent, and, as indicated above under the heading “—Board Committees,” we have independent audit and compensation committees. The audit committee has the power and authority to engage independent legal or other advisors as it may deem necessary, and the compensation committee has the power and authority to engage compensation consultants, without consulting or obtaining the approval of our full Board or management. Our independent directors meet in executive session after each audit committee meeting, chaired by our audit committee chairman. Our Board understands that some people believe that having a “lead independent director” enhances the ability of a board of directors to act independently of management; however, after having considered that alternative, our Board has concluded that its current leadership structure is working effectively to achieve that objective without designating a lead independent director.

Board’s Role in Oversight of Risk Management

Our Board’s goal is to have systems and processes in place to bring to its attention the material risks facing our company and to permit our Board to effectively oversee the management of these risks. As reflected in our Code of Ethics and Business Conduct Policy, our Board seeks to establish a “tone at the top” communicating our Board’s strong commitment to ethical behavior and compliance with the law. In furtherance of these goals, our Board regularly includes agenda items at its meetings relating to risk oversight. For example, senior managers of the Company regularly make presentations regarding safety, financial matters, labor matters, litigation, succession planning and regulatory obligations, among other things. Our Board also sets and regularly reviews quantitative and qualitative authority levels for management. Further, our Board oversees our strategic direction, and in doing so considers the potential rewards and risks of our operations and business opportunities, and monitors the development and management of risks that impact our strategic goals.

While risk oversight is a full Board responsibility, we also empower our Board committees to address risk oversight in their respective areas of responsibility, subject to communicating their activities to our full Board. For example, our Compensation Committee assesses risks related to compensation and our Audit Committee is directly responsible for the appointment, compensation and oversight of our independent auditors, and regularly reviews our disclosure controls and procedures and internal control over financial reporting. As described further below, our Audit Committee also reviews and approves our related party transactions. Our Director of Internal Audit reports to and regularly meets in executive session with our Audit Committee.

Director Compensation

During 2013, each director other than Mr. Gonsoulin and Mr. Bospflug received an annual retainer of $50,000. Additionally, each such director received a meeting fee of $8,000 for each Board meeting and $5,000 for each Committee meeting attended in person and $1,000 for each meeting attended by telephone. Committee chairs received an additional $2,000 per meeting. In addition, in 2013 each non-employee director received a grant of time-vested restricted stock units (“RSUs”) under the PHI, Inc. Long-Term Incentive Plan (the “LTIP”). Our Compensation Committee determines director compensation by reviewing compensation levels at similar size companies.

The table below summarizes the compensation paid by us to our non-employee or “outside” directors for the fiscal year ended December 31, 2013.

Name (1)	Fees earned or paid in cash ($)	Stock Awards ($) (2)	Total ($)
Current Outside Directors:
Didier Keller	122,000	29,291	151,291
C. Russell Luigs	128,000	29,291	157,291
Richard H. Matzke	122,000	29,291	151,291
Thomas H. Murphy	130,000	29,291	159,291

Former Outside Directors:
Arthur J. Breault, Jr. (3)	32,500	0	32,500

(1)

Neither Al A. Gonsoulin, the Company’s Chairman of the Board and Chief Executive Officer, nor Lance F. Bospflug, the Company’s President and Chief Operating Officer, are included in this table as each is an employee of the Company and receives no compensation for his service as director.

(2)

During 2013, each outside director was awarded RSUs entitling him to acquire 762 shares of our Non-Voting Stock (or a total of 3,048 shares). For purposes of determining the number of RSUs to grant to each outside director, the Compensation Committee valued each of these stock awards at $30,000, based upon the average per share closing price of our Non-Voting Stock during the last full month preceding the grant date. For purposes of reporting the fair value of these awards in the table above, however, we valued each such grant based upon the per share closing price of our Non-Voting Stock on the grant date in accordance with FASB ASC Topic 718. With respect to each outside director, the grants vest on November 7, 2016, subject to such director’s continued service through such date, with accelerated vesting in certain limited circumstances. As of December 31, 2013, each of our current outside directors continued to hold all 762 RSUs granted to them earlier in the year, which constituted the only unvested equity-based awards held by our outside directors as of such date.

(3)	Mr. Breault retired from the Board on February 28, 2013.

In addition, each outside director is entitled to be reimbursed (i) for expenses incurred in attending board and committee meetings and (ii) for expenses incurred in attending director education programs.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% shareholders to file with the SEC reports of ownership and changes in ownership of our equity securities. Based solely on a review of copies of such forms, or written representations that no filings were required, we believe that all reports were filed on a timely basis during the fiscal year ended December 31, 2013.

STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers

The following table sets forth certain information concerning the beneficial ownership of each class of outstanding PHI common stock as of April 10, 2014 held by (a) each director of PHI, (b) each executive officer identified below under the heading “Named Executive Officers” and (c) all directors and executive officers of PHI as a group, determined in accordance with Rule 13d-3 of the SEC. Unless otherwise indicated, the securities shown are held with sole voting and investment power, and are not pledged.

Name of Beneficial Owner	Class of PHI Common Stock	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Directors
Al A. Gonsoulin	Voting Non-Voting	2,009,929 787,690		69.2 6.3	% %
Lance F. Bospflug	Voting Non-Voting	0 43,365			* *
Didier Keller	Voting Non-Voting	0 3,000			* *
C. Russell Luigs	Voting Non-Voting	5,000 5,000			* *
Richard H. Matzke	Voting Non-Voting	0 0			* *
Thomas H. Murphy	Voting Non-Voting	8,500 10,500			* *
Named Executive Officers(2)
Trudy P. McConnaughhay	Voting Non-Voting	0 0			* *
Richard A. Rovinelli	Voting Non-Voting	0 8,951			* *
David F. Stepanek	Voting Non-Voting	0 6,971	(3)		* *
All directors and executive officers as a group (9 persons)	Voting Non-Voting	2,023,429 865,477	(3)	69.6 6.9	% %

*	Less than one percent.

(1)	Excludes shares of Non-Voting Stock that may be issued pursuant to unvested time-vested or performance-based RSUs granted under the LTIP.

(2)	Information on Mr. Gonsoulin’s and Mr. Bospflug’s ownership is included under the heading “Directors and Nominees” above.

(3)

Includes 1,300 shares of Non-Voting Stock beneficially held by Mr. Stepanek’s minor children; includes an additional 325 shares of Non-Voting Stock beneficially held by one of Mr. Stepanek’s other children, as to which Mr. Stepanek disclaims beneficial ownership.

Stock Ownership of Certain Beneficial Owners

The following table shows the number of shares of PHI’s Voting Stock and Non-Voting Stock beneficially owned as of the dates indicated by persons known by us to beneficially own more than 5% of the outstanding shares of PHI’s Voting Stock or Non-Voting Stock, determined in accordance with Rule 13d-3 of the SEC. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

Name and Address of Beneficial Owner	Class of PHI Common Stock	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
Al A. Gonsoulin
2001 S.E. Evangeline Thruway	Voting	2,009,929		69.2%
Lafayette, Louisiana 70508	Non-Voting	787,690	(2)	6.3%
West Face Capital, Inc.
2 Bloor Street East, Suite 810	Voting	0		*
Toronto, Ontario M4W 1A8	Non-Voting	4,942,469	(3)	39.3%
Franklin Resources, Inc.
One Franklin Parkway	Voting	118,800	(4)	*
San Mateo, CA 94403	Non-Voting	944,500	(4)	7.5%
Dimensional Fund Advisors LP
Palisades West, Building One
6300 Bee Cave Road	Voting	31,308	(5)	*
Austin, TX 78746	Non-Voting	1,010,953	(5)	8.0%
John D. Weil
200 N. Broadway, Suite 825	Voting	218,711	(6)	7.5%
St. Louis, Missouri 63102	Non-Voting	0		*
BlackRock, Inc.
40 East 52nd Street	Voting	0		*
New York, NY 10022	Non-Voting	831,419	(7)	6.6%

*	Less than five percent.

(1)

The information for Mr. Gonsoulin is provided as of April 10, 2014. For all others, the information in the table is based on such holders’ beneficial ownership as of December 31, 2013, as reported in their Schedule 13G or Form 13F filings with the SEC, as applicable.

(2)	Excludes shares of Non-Voting Stock that may be issued pursuant to unvested performance-based RSUs granted under the LTIP.

(3)	Based on information contained in a Form 13F Holdings Report dated as of February 14, 2014 that this investor filed with the SEC.

(4)	Based on information contained in a Form 13F Holdings Report dated as of February 12, 2014 that this investor filed with the SEC.

(5)

All information with respect to Voting Stock is based on information contained in a Form 13F Holdings Report dated as of February 12, 2014 that this investor filed with the SEC. All information with respect to Non-Voting Stock is based on information contained in a Schedule 13G/A Report dated as of February 10, 2014 that this investor filed with the SEC. In this 13G/A Report, the investor indicated that, as of December 31, 2013, it held sole voting power with respect to 979,697 of these shares and sole investment power with respect to all 1,010,953 of these shares.

(6)

Based on information contained in a Schedule 13G/A Report dated as of February 2, 2012 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2011, he held sole voting and investment power with respect to 10,685 of these shares and has shared voting and investment power with respect to 208,026 of these shares.

(7)

Based on information contained in a Schedule 13G Report dated as of January 30, 2014 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2013, it held sole voting power with respect to 794,822 of these shares and sole investment power with respect to all 831,419 of these shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The objective of our executive compensation policy is to:

•	Align executive incentive compensation with our annual and long-term goals

•	Reward performance that contributes to the execution of our business strategies

•	Provide competitive compensation and benefits to attract, retain, and motivate top quality executives

These objectives strive to reward the achievement of goals tailored to the executive’s area of responsibility and to recognize individual leadership.

Process

Our executive compensation program is administered by the Compensation Committee of the Board in accordance with the Compensation Committee’s charter.

For several years, our Compensation Committee has retained FreeGulliver, LLC (“FreeGulliver”) as its independent compensation consultant regarding executive compensation matters. All assignments given to FreeGulliver are made by the Compensation Committee, and the Compensation Committee has the ability to terminate FreeGulliver’s services at any time. FreeGulliver provides no other services to PHI.

FreeGulliver provides the following compensation consulting services to the Compensation Committee on an ongoing basis:

•	Provide peer group compensation data to assist the Committee in establishing executive compensation

•	Assist in the formulation of annual incentive-based and long-term equity-based awards

•	Make recommendations regarding competitive compensation levels

•	Facilitate a leadership succession planning process

The Compensation Committee relies on Towers Watson surveys for competitive compensation analysis, which is compiled for the Compensation Committee by FreeGulliver. The Committee also reviews data from a small group of peer companies selected by FreeGulliver and approved by the Compensation Committee. The compensation analysis also considers the scope and nature of managerial responsibility and reporting relationships.

The Compensation Committee reviews and approves all compensation for our executive officers. Except with respect to his own compensation and except as otherwise provided below, the CEO may make adjustments to the compensation based on an individual’s performance and contributions to the Company’s performance, subject to reporting any such adjustments to the Compensation Committee. The compensation of the CEO is determined by the Compensation Committee.

Elements of Executive Compensation

Our executive compensation is a mix of base salary, annual incentive compensation, long-term equity compensation and deferred compensation and employee benefits. The Compensation Committee believes this mix of compensation components, which are principally dependent upon our future performance, helps to reinforce in our executives the importance of achieving our business goals and thereby increase shareholder value. The executives also participate in benefit plans generally available to our other salaried employees, including our 401(k) plan and health, dental, and life insurance.

Base Salary.    Base salary is based generally upon the level of responsibility of each executive officer and the individual’s prior performance. Base salaries also provide the foundation upon which the annual incentive opportunities are established. Base salary levels are generally targeted at the 60th percentile of salaries paid by comparable companies included in the broad Towers Watson surveys in three sub-groups based on (i) number of employees, (ii) the amount of sales and (iii) companies in the South Central Region (which includes Louisiana, Texas, Utah, Colorado, Arizona, New Mexico, Oklahoma and Arkansas). In determining the 60th percentile weighted average, the sub-group based on sales is weighted 66 2/3% and the two other sub-groups are each weighted 16 2/3%. The identities of the companies included in the Towers Watson surveys are not provided to or considered by the Committee.

In connection with establishing salaries in 2013, the Compensation Committee also reviewed data on the executive compensation levels and practices of the following industry “peer” companies: Bristow Group, Inc., SEACOR Holdings, Inc., Air Methods Corp., Gulfmark Offshore, Inc., Hercules Offshore, Inc., Hornbeck Offshore Services, Inc., Superior Energy Services, Inc. and Tidewater, Inc. (the “Peer Group”) in order to ensure that the compensation levels reflected in the Towers Watson surveys are generally aligned with competitive compensation practices in the industry.

After consideration of the data described above and the recommendation of FreeGulliver, effective August 26, 2013, the Committee increased the base salary of the Company’s executive officers to the following amounts: $666,300 for Al A. Gonsoulin; $563,800 for Lance F. Bospflug; $298,500 for Trudy McConnaughhay; $298,500 for Richard A. Rovinelli; and $258,100 for David F. Stepanek.

Annual Incentive Compensation.    Since 2004, the Compensation Committee has administered a Senior Management Bonus Plan (the “Annual Incentive Plan” or “AIP”) in which our executive officers participate. Since 2011 payments under the AIP have been payable if earned in a lump sum by March 15 of the following year. Under the AIP, the Committee specifies each year (1) the specific targets relative to each performance measure applicable for that year under the plan to the executives and (2) the individual award opportunities of each executive for the year, which are determined based on the position and scope of responsibilities of the executive and are expressed as a percentage of the executive’s base salary based on the Company’s achievement of the financial target at three levels – a threshold level, the target level (generally equivalent to the level of performance anticipated under our business plan for the year) and a stretch level. Following the end of the year, the calculated bonus levels based on financial results are subject to adjustment for safety performance.

The AIP provides that the Compensation Committee may in its discretion adjust any award payable under the plan upward or downward to reflect our achievement of other performance goals or the Compensation Committee’s subjective assessment of the individual performance of the participant, and that the CEO may make recommendations to the Compensation Committee with respect to such adjustments for participants other than himself.

For 2013, the range of possible awards under the AIP for each executive officer based on achievement of the financial target levels, but prior to adjustment for safety performance, was as follows (stated as a percentage of the officer’s base salary):

Executive Officer	Threshold	Target	Stretch
Mr. Gonsoulin	60%	100%	140%
Mr. Bospflug	40%	70%	100%
Mrs. McConnaughhay	25%	45%	65%
Mr. Rovinelli	25%	45%	65%
Mr. Stepanek	25%	45%	65%

These percentage targets were selected by the Compensation Committee based on data provided by FreeGulliver, and were intended to provide our executives with annual incentive compensation opportunities commensurate with those provided to similarly-situated executives at comparable companies.

The AIP provides for a downward adjustment of up to 100% if targeted safety goals are not met, and an upward adjustment of up to 30% for excellent safety results (which are typically set at high levels believed to be difficult to attain).

For 2013, the Compensation Committee set the financial performance objective of adjusted pre-tax income at $60.0 million (25% below “business plan”) (“threshold” level), $80.0 million (“business plan” or “target”

level), and $100.0 million (25% above “business plan”) (“stretch” level). In calculating adjusted pre-tax income, the AIP excludes specified items, including (i) interest income and (ii) gains or losses related to the sale of aircraft, to investments and to financial arrangements. In addition, adjusted pre-tax income is not reduced by any amounts paid under bonus or incentive plans for that year. As a result, reported 2013 pre-tax income of $90.1 million was adjusted by adding $0.7 million for restricted stock units, $11.5 million for accrued incentive compensation expense, less $15.0 million for net gain on asset dispositions. This calculation produced 2013 adjusted pre-tax income of $83.6 million, which exceeded the “business plan,” or “target,” level under the plan.

In its February 20, 2014 meeting, the Compensation Committee instructed management to pay out the 2013 bonus based on a pro-rated amount between the “business plan” and “stretch” levels. The calculation for the named executive officers resulted in a payout of the 2013 award at the “business plan” level plus roughly two-thirds of the additional amount that would have been paid at the stretch level, all increased by 30% for zero flight accidents and the achievement of the Corporate target for total recordable injury rate. Neither the Compensation Committee nor the CEO elected to adjust, or recommend any adjustments to, these 2013 awards as so determined. The amounts awarded to each named executive officer under the AIP for 2013 are reflected in the Summary Compensation Table below in the column “Non-equity Incentive Plan Compensation” and are as follows: Mr. Gonsoulin $1,097,982; Mr. Bospflug $660,159; Mrs. McConnaughhay $226,544; Mr. Rovinelli $226,544; Mr. Stepanek $195,882.

Equity Compensation.    Long-term equity compensation has comprised a component of our executive compensation program since 2010. Since then, FreeGulliver has advised the Compensation Committee annually on the structure of our long-term equity compensation.

The purpose of the long-term equity component is to:

•	enhance the attraction and retention of high-potential talent within the Company;

•	more closely align the participant group with shareholder value; and

•

reward executive and senior management leadership and individual or department performance which enhances our financial performance, and the achievement of both our business objectives and long-term strategies.

In May 2012 and in May 2013, the Compensation Committee awarded performance-based RSUs to acquire Non-Voting Stock to the executive officers and certain other senior managers under the PHI Inc. Long-Term Incentive Plan, which our shareholders approved in 2012. The amount of these awards were targeted to equal 200% of base salary for the CEO, 140% of base salary for the President and COO and 50% of base salary for the other executive officers. The actual number of performance-based RSUs granted was determined by dividing these target amounts by the average per share closing price of our Non-Voting Stock during the last full month prior to the awards. These performance-based RSUs will vest, subject to the terms of the new plan and the award agreements, based on achievement of a targeted average Adjusted EBITDAR as a percentage of Adjusted Total Revenue for the three-year period beginning January 1, 2012 and ending December 31, 2014; and beginning January 1, 2013 and ending December 31, 2015, respectively. These awards vest on March 15, 2015 and March 15, 2016, respectively, if (i) the specified performance target is met and (ii) the employee has not terminated employment with the Company prior to the end of the performance period. Vesting is accelerated upon termination of employment due to death or disability or upon a change of control of the Company. Additional information concerning these performance-based RSU awards to executive officers is reflected in the table below titled “Outstanding Equity Awards at 2013 Fiscal Year End.”

In connection with determining the size of these equity grants in 2012 and 2013, the Compensation Committee considered information provided by FreeGulliver regarding comparable grants for companies reflected in the weighted average compensation of the Towers Watson survey companies described above under the heading “— Base Salary.” As with base salary, the Compensation Committee targeted equity grants with a total value generally equal to the 60th percentile of long-term incentives granted by the companies included in the Towers Watson survey groups described above. The Compensation Committee also reviewed data provided by FreeGulliver regarding (i) the equity compensation practices of the Peer Group (as delineated above under the heading “— Base Salary”) and (ii) various performance criteria alternatives. For information on our grants of equity compensation in preceding years, please see our prior information statements filed with the SEC.

Officers’ Deferred Compensation Plan.    Certain highly compensated executives have been approved by the Compensation Committee to participate in the Officers’ Deferred Compensation Plan (“ODP”), which allows the executive to tax-defer up to 25% of base salary and up to 100% of any annual bonuses and save those amounts for retirement. The Company does not contribute to the ODP, which is a funded, nonqualified deferred compensation plan under the Employee Retirement Income Security Act of 1974. It is maintained, interpreted and administered in accordance with Internal Revenue Code Section 409A and applicable regulations and rulings. A separate account is established for each participant’s deferred compensation and is deemed invested in securities chosen by each participant from a list of available investment choices. Accounts are periodically adjusted for gains or losses to reflect the investment performance of the eligible securities and any payments made to a participant under the ODP.

Except as otherwise provided in the ODP, the value of a participant’s account is distributed at a designated future date, or at termination of employment or retirement, in either a single lump sum payment or in annual installments (not to exceed 20 installments), as designated by the participant.

Other Benefits.    All executives are eligible for the same insurance and welfare benefits (consisting primarily of the right to participate in our 401(k) plan, medical insurance, dental insurance, long-term disability insurance, life and AD&D insurance, and supplemental insurance) as other employees in the Company, except that a newly hired executive is credited with having completed five years of Company service at his or her hire date for the purposes of calculating the amount of vacation days credited each year.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits our federal income tax deductions for compensation, other than qualified performance-based compensation, to $1.0 million for compensation paid to each of our most highly compensated executive officers. The Compensation Committee considers the tax deductibility of the executive compensation programs that it establishes, but may award compensation that is not fully tax deductible if it determines that such award is consistent with our philosophy and in the best interest of our Company and shareholders. Section 162(m) is highly technical and complex, so even if and when we may seek favorable tax treatment thereunder, we cannot assure you that our tax position will prevail.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2013 with management. Based on such reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Information Statement on Schedule 14C.

Submitted by the members of the Compensation Committee:

C. Russell Luigs, Chairman

Didier Keller

Richard H. Matzke

Thomas H. Murphy

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our executive officers for the fiscal years ended December 31, 2013, 2012 and 2011. We have not entered into employment agreements with any of our executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compen- sation(3) ($)	Total ($)
Al A. Gonsoulin	2013	655,015	0	1,119,512	1,097,982	19,109	2,891,618
Chairman of the Board and	2012	664,262	0	1,201,996	715,000	27,138	2,608,396
Chief Executive Officer	2011	657,031	111,451	1,714,831	456,008	22,858	2,962,179
Lance F. Bospflug	2013	554,246	0	663,102	660,159	18,602	1,896,109
President and	2012	556,439	0	711,946	423,500	18,302	1,710,187
Chief Operating Officer	2011	548,015	92,962	0	313,208	18,002	972,187
Trudy P. McConnaughhay (4)(5)	2013	282,231	0	118,403	226,544	16,890	644,068
Chief Financial Officer	2012	105,769	0	352,292	57,173	13,174	528,408
and Secretary
Richard A. Rovinelli	2013	293,446	0	125,398	226,544	21,721	667,109
Chief Administrative Officer, Director of Human Resources and Chief Compliance Officer	2012 2011	272,785 258,212	0 27,478	122,330 0	144,144 95,256	17,637 15,296	556,896 396,242
David F. Stepanek (6)	2013	244,254	0	102,517	195,882	15,357	558,010
Director of Corporate	2012	233,738	0	107,161	117,860	14,725	473,484
Business Development	2011	209,785	71,400	0	84,448	18,002	332,635

(1)

Unless otherwise noted, the amounts shown in this column reflect the fair value of restricted stock unit awards determined in accordance with FASB ASC Topic 718 based upon the per share closing price of our Non-Voting Stock on the date of grant, which was $26.30 for the 2013 awards, $22.81 for the 2012 awards, and $19.36 for the 2011 awards. The fair value of Mr. Gonsoulin’s 2011 time-vested restricted stock unit award was determined in the same manner based upon the per share closing price of our Voting Stock on the grant date of $20.42.

(2)

Represents, for each year indicated, awards earned under our Annual Incentive Plan based upon our performance for each such year but paid in March of the following year, as discussed in further detail above under the heading “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive Compensation.”

(3)	The amounts shown in this column for 2013 reflect for each named executive officer:

•

matching contributions allocated by us to each of the named executive officers for the 401(k) Retirement Plan in the amount of $15,300 for Mr. Gonsoulin, Mr. Bospflug and Mrs. McConnaughhay; $14,966 for Mr. Rovinelli; and $14,216 for Mr. Stepanek; and

•	the cost of term life and disability insurance coverage provided by us, including the cost of life insurance exceeding $50,000.

(4)	Mrs. McConnaughhay became our Chief Financial Officer and Secretary on November 5, 2012. She joined the Company in July 2012.

(5)

The grant date fair value of the restricted stock units awarded to Mrs. McConnaughhay on August 2, 2012 and November 6, 2012 are based on the per share closing price of our Non-Voting Stock of $25.04 and $31.32 respectively, on such dates.

(6)

Mr. Stepanek became our Director of Corporate Business Development and an executive officer in January 2011. He joined PHI in 2010. His bonus amount for fiscal 2011 includes a $50,000 signing bonus paid after completion of one year of employment.

Grants of Plan-Based Awards in Fiscal 2013

		Estimated future payouts under non- equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Al A. Gonsoulin	N/A	399,780	666,300	932,820
	5/2/2013				42,567	1,119,512
Lance F. Bospflug	N/A	225,520	394,680	563,800
	5/2/2013				25,213	663,102
Trudy P. McConnaughhay	N/A	74,625	134,325	194,025
	5/2/2013				4,502	118,403
Richard A. Rovinelli	N/A	74,625	134,325	194,025
	5/2/2013				4,768	125,398
David F. Stepanek	N/A	64,525	116,145	167,765
	5/2/2013				3,898	102,517

(1)

These columns represent amounts potentially payable with respect to our financial performance in 2013 under our Annual Incentive Plan (“AIP”), subject to adjustment for safety-related targets. For information on actual amounts paid based on 2013 performance criteria (which reflect an upward adjustment for attaining safety-related targets), see the column of the preceding Summary Compensation Table labeled “Non-Equity Incentive Plan Compensation.” The failure to meet the “threshold” level of performance would have resulted in no annual bonus payment for 2013. For additional information about the AIP, see the discussion above under the heading “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive Compensation.”

(2)

Represents performance-based restricted stock units to acquire shares of Non-Voting Stock under our Long-Term Incentive Plan, scheduled to vest on March 15, 2016 if the performance condition applicable to these awards is met. For a complete discussion of these awards, see the discussion above under the heading “Compensation Discussion and Analysis – Elements of Executive Compensation – Equity Compensation.”

(3)

The grant date fair value has been determined in the manner described in note 1 to the preceding Summary Compensation Table and is based upon the closing price of our Non-Voting Stock of $26.30 on May 2, 2013, the date of grant.

Outstanding Equity Awards at 2013 Fiscal Year End

The following table describes the outstanding equity awards held by our executive officers at December 31, 2013.

	Stock Awards
	Time-Vested		Performance-Based (1)
Name	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (2)	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (2)
Al A. Gonsoulin	—	—	95,263	4,134,414
Lance F. Bospflug	—	—	56,425	2,448,845
Trudy P. McConnaughhay(3)	10,110	438,774	7,677	333,182
Richard A. Rovinelli	—	—	10,131	439,685
David F. Stepanek	—	—	8,596	373,066

(1)

These restricted stock units (“RSUs”) will vest on March 15, 2015 and March 16, 2016, subject to the terms of the Long-Term Incentive Plan, based on achievement of a targeted average Adjusted EBITDAR as a percentage of Adjusted Total Revenue for the three-year period beginning January 1, 2012 and ending December 31, 2014, and the three-year period beginning January 1, 2013 and ending December 31, 2015, respectively. For additional information on the terms of our most recent grant of performance-based RSUs, see “Compensation Discussion and Analysis – Elements of Executive Compensation – Equity Compensation.”

(2)	Based on the closing price of $43.40 per share of Non-Voting Stock on December 31, 2013.

(3)	Ms. McConnaughhay’s time-vested RSUs will vest on August 2, 2015, if she remains employed by us on that date, subject to earlier vesting in the event of death, disability or a change of control.

Option Exercises and Stock Vested

The table below provides information on shares of our Voting Common Stock acquired upon the vesting of time-vested restricted stock units granted to our CEO in October 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting ($)(2)
Al A. Gonsoulin	83,978	2,691,495

(1)	Of these shares, Mr. Gonsoulin surrendered 31,773 shares to PHI in satisfaction of his withholding tax obligations upon the vesting of the shares.

(2)	Based on the closing price of shares of our Voting Common Stock on the vesting date.

Nonqualified Deferred Compensation

The following table describes the contributions, earnings and account balances for each of our executive officers under our Officer Deferred Compensation Plan (“ODP”). For additional information regarding our ODP, see the heading “Compensation Discussion and Analysis – Elements of Executive Compensation – Officers Deferred Compensation Plan.”

Name	Aggregate Balance at December 31, 2012 ($)	Executive Contributions in Last Fiscal Year ($)(2)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (loss) in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2013 ($)
Al A. Gonsoulin (1)	0	0	0	0	0	0
Lance F. Bospflug (1)	0	0	0	0	0	0
Trudy McConnaughhay	0	28,586	0	981	0	29,567
Richard A. Rovinelli	1,295,454	44,017	0	136,376	0	1,475,847
David F. Stepanek	18,313	7,328	0	3,562	0	29,203

(1)	Mr. Gonsoulin and Mr. Bospflug have elected not to participate in the ODP.

(2)	All of these amounts in this column reflect contributions by the officer of salary paid in 2013 and reported as 2013 salary compensation in the Summary Compensation Table appearing above.

(3)	Aggregate earnings in 2013 includes interest, dividend and distributions earned with respect to deferred compensation invested by the officers in the manner described in the text below.

The table below shows the investment choices available under the ODP and their annual rate of return for the calendar year 2013, as reported by the plan investment advisor.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Alger Spectra A	35.07%	Lord Abbett Short Duration Income A	1.62%
AllianceBern Global Bond A	(2.15)%	Managers Bond Service	1.06%
AllianceBern High Income A	6.61%	Metropolitan West Total Return Bond M	.20%
AllianzGI Mid-Cap A	37.73%	MFS International Value A	27.35%
AllianzGI NFJ Mid-Cap Value A	31.95%	Oakmark I	37.29%
American Funds Fundamental Invs F-1	31.42%	Oppenheimer Developing Markets A	8.35%
American Funds Growth Fund of Ameri F-1	33.79%	PIMCO All Asset All Authority A	(5.96)%
BlackRock Equity Dividend Inv A	24.35%	PIMCO Commodity Real Ret Strat A	(15.02)%
BlackRock GNMA Inv A	(2.87)%	PIMCO Emerging Local Bond A	(11.35)%
Delaware Limited-Term Diversified Inc A	(1.81)%	PIMCO Emerging Markets Bond A	(6.97)%
Dreyfus Opportunistic Midcap Value A	39.67%	PIMCO Foreign Bond (Unhedged) A	(6.01)%
Fidelity Advisor Floating Rate Hi Inc A	3.62%	PIMCO Investment Grade Corp Bd A	(2.08)%
Fidelity Advisor Short Fxd-Inc A	.38%	PIMCO Short-Term A	.59%
Fidelity Advisor Total Bond A	(1.34)%	PIMCO Total Return A	(2.30)%
First Eagle Fund of America A	31.05%	Royce Premier Invmt	27.73%
First Eagle Global A	15.49%	Templeton Global Bond A	2.22%
First Eagle Gold A	(46.99)%	Thornburg Core Growth A	42.59%
First Eagle Overseas A	11.57%	Thornburg International Value A	15.35%
First Eagle US Value A	16.94%	Virtus Emerging Markets Opportunities A	(6.58)%
Gabelli Asset A	32.37%	Wells Fargo Advantage Growth A	33.12%
Gabelli Equity Income A	29.64%	Yacktman Svc	27.74%

Potential Termination Payments

As noted above, the RSUs held by our officers will fully vest upon a change of control of PHI or termination of employment due to such officer’s death or disability. Assuming a change of control of PHI or a termination of employment due to death or disability as of December 31, 2013, our executive officers would have received shares of Non-Voting Stock with the market values specified in the table included above under the heading “– Outstanding Equity Awards at 2013 Fiscal Year End.”

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued under equity compensation plans as of December 31, 2013:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)(1)
Equity compensation plans approved by security holders	— (Voting) 341,332 (Non-Voting)	— (Voting) — (Non-Voting)	32,542 (Voting) 424,783 (Non-Voting)
Equity compensation plans not approved by security holders	—	—	—
Total	— (Voting) 341,332 (Non-Voting)	— (Voting) — (Non-Voting)	32,542 (Voting) 424,783 (Non-Voting)

(1)

Represents 738 shares of the Company’s Voting Stock and Non-Voting Stock available for issuance under the PHI 1995 Incentive Compensation Plan, which could be issued as restricted stock, restricted stock units or stock awards, and 424,045 shares of the Company’s Non-Voting Stock available for issuance under the PHI, Inc. Long-Term Incentive Plan, which could be issued as incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units or other stock-based awards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Didier Keller, C. Russell Luigs (Chair), Richard H. Matzke and Thomas H. Murphy. No member of the Compensation Committee has ever been an officer or employee of PHI or any of our subsidiaries. In 2013, none of our executive officers served as a director or member of the compensation committee of another entity, where an executive officer served as a member of our Board or Compensation Committee.

CERTAIN TRANSACTIONS

Our Code of Ethics and Business Conduct Policy requires our directors and executive officers to avoid any situation that would create a conflict of interest unless approved in accordance with our Conflict of Interest Policy. Our Conflict of Interest Policy requires executive officers and directors to report potential conflicts of interest in writing to the Audit Committee. In addition, the Audit Committee’s charter requires it to review and approve all related party transactions of the Company, defined as those required to be disclosed under Item 404 of Regulation S-K. The Audit Committee approves conflicts of interest or related party transactions if it concludes that doing so is in the best interests of the Company and our shareholders. Our Code of Ethics and Business Conduct Policy is available on our website at www.phihelico.com.

We had the following transactions with related persons during 2013, each of which was reviewed and approved by our Audit Committee:

We paid $660,000 in lease payments to GE Air, Inc., an entity owned by Al A. Gonsoulin, for the lease of an aircraft for the purpose of supporting our bid on a contract with a third party.

We paid $160,289 in consulting fees and expenses to Chad Gonsoulin, son of Al A. Gonsoulin, for consulting services provided to PHI.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of PHI’s Board is composed of four outside directors. It operates under a charter that is available at www.phihelico.com. The Board has made a determination that all members of the Audit Committee satisfy the requirements of the SEC and NASDAQ as to independence and are financially sophisticated within the meaning of the NASDAQ rules. The Board has also determined that it is not clear whether any member of the Audit Committee is an “audit committee financial expert” within the meaning of SEC rules, but the Board does not believe the presence of an audit committee financial expert is necessary in view of the overall financial sophistication of Committee members.

The Audit Committee reviewed in detail and discussed with management and the independent auditors, among other things, (i) all unaudited quarterly financial statements and all quarterly reports filed with the SEC on Form 10-Q in 2013; (ii) the annual audited financial statements and the annual report filed with the SEC on Form 10-K for fiscal year 2013; (iii) management’s quarterly and annual certifications regarding internal control over financial reporting and the independent auditors’ audit of internal control over financial reporting; and (iv) the matters required to be discussed with the independent auditors by Auditing Standard No. 16. The Committee also received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence. The Committee discussed with the independent auditors their independence, and considered the effects that the provision of non-audit services may have on the independent auditor’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the 2013 fiscal year for filing with the SEC.

In accordance with the rules of the SEC, the foregoing information is not deemed to be “soliciting material,” or “filed” with the SEC or subject to its Regulation 14C, other than as provided in such rules, or to be subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Submitted by the members of the Audit Committee:

Thomas H. Murphy, Chairman

Didier Keller

C. Russell Luigs

Richard H. Matzke

RELATIONSHIP WITH REGISTERED INDEPENDENT

PUBLIC ACCOUNTANTS

Selection and Ratification

Our consolidated financial statements for 2012 and 2013 were audited by the firm of Deloitte & Touche, LLP, which was engaged for that purpose by the Audit Committee. Representatives of Deloitte & Touche, LLP are not expected to be present at the Meeting, and accordingly are not expected to be available to respond to appropriate questions.

The Audit Committee has selected Deloitte & Touche, LLP as PHI’s independent registered public accounting firm for the fiscal year ending December 31, 2014, subject to ratification by PHI’s shareholders at the Meeting. Although shareholder ratification of Deloitte & Touche, LLP’s appointment is not legally required, we are submitting this matter to the shareholders, as in the past, as a matter of good corporate practice.

Notwithstanding the shareholders’ ratification of the appointment of Deloitte & Touche, LLP at the Meeting, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in the Company’s best interests. In connection with selecting the independent auditor, the Audit Committee reviews the auditor’s qualifications, geographic reach, control procedures, cost, proposed staffing, prior performance and other relevant factors.

Fees

The following is a summary of the fees billed to PHI and its subsidiaries by Deloitte & Touche, LLP for professional services rendered.

	Year ended December 31,
	2013		2012
Fee Category	Amount	Percentage	Amount	Percentage
Audit fees (1)	$1,020,500	74%	$1,032,200	71%
Audit-related fees (2)	163,031	12%	173,315	12%
Tax fees (3)	203,423	15%	210,012	14%
All other fees (4)	—	0%	47,800	3%

Total fees	$1,386,954	100%	$1,463,327	100%

(1)

Audit fees include the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-Qs, fees for services that normally would be provided in connection with statutory and regulatory filings or engagements and services that generally only the independent accountant reasonably can provide.

(2)

Audit-related fees include assurance and related services reasonably related to the performance of the audit or review, and for 2012 and 2013 included fees related to employee benefit plan audits and accounting consultations.

(3)

Tax fees include tax compliance, advice and planning services, and for 2012 and 2013 included assistance in the preparation of federal and state tax returns and related advice regarding tax compliance.

(4)	All other fees for 2012 consisted of services provided in connection with a Form S-8 filing and review of the Company’s responses to an SEC comment letter.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

All audit and permissible non-audit services provided by the independent auditors are pre-approved by PHI’s Audit Committee. These services may include audit services, audit-related services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of service and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2012 and 2013, all audit and non-audit services provided by Deloitte & Touche, LLP were pre-approved by PHI’s Audit Committee, and the Audit Committee determined that the provision of the non-audit services was compatible with maintaining Deloitte & Touche’s independence.

OTHER MATTERS

Quorum and Voting

The presence, in person or by proxy, of a majority of our total voting power is necessary to constitute a quorum at the Meeting. Shareholders voting or abstaining from voting by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors will be determined by plurality vote. The proposal to ratify the appointment of our independent registered public accounting firm will require approval by the holders of a majority of our total voting power.

Our Board does not know of any matters to be presented at the Meeting other than those described herein. For directions to be able to attend the Meeting and vote in person, call (337) 235-2452.

Delivery of Information to a Shared Address

It is our practice to send only one Information Statement and other corporate mailings to shareholders who share a single address unless we received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, we will deliver promptly upon written or oral request a separate copy of the Information Statement to a shareholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request to our Secretary at 2001 SE Evangeline Thruway, Lafayette, Louisiana, 70508, (337) 235-2452. Such request should contain your name, your shared address, and the address to which the Company should direct the additional copy of the Information Statement.

If multiple shareholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer that we mail each shareholder a separate copy of future mailings, you may send notification to or call our offices. Additionally, if current shareholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer that we mail one copy of future mailings to shareholders at the shared address, notification of such request may also be made by mail or telephone to our office.

Shareholder Proposals

Our By-laws state that for any business to be properly brought before an annual meeting, notice of the proposal must be received by us no later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of the preceding year’s annual meeting. In regard to our 2015 annual meeting, this provision will require notice between February 7, 2015 and March 10, 2015. If, however, the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholders to be timely must be so delivered not earlier than the close of business on the 90th day before such annual meeting and not later than the close of business on the later of the 60th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us.

As described more fully in our By-laws, this notice must set forth (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholders and the beneficial owner, if any, on whose behalf the proposal is made; and (b) as to the shareholders giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and address of such shareholders, as they appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such shareholders and such beneficial owner.

By Order of the Board of Directors,

Trudy P. McConnaughhay
Secretary

Lafayette, Louisiana

April 18, 2014